[NAME]
MARCH 15, 2022
PERFORMANCE UNITS
AWARD LETTER
Protective Life Corporation has awarded you:
_______ Performance Units
Award Period: January 1, 2022 – December 31, 2024
Date of Grant: March 15, 2022
These Performance Units were awarded pursuant to the Protective Life Corporation Long-Term Incentive Plan (the “Plan”), and are subject to the terms and conditions contained in the 2022 Performance Units Award Provisions (“Provisions”), as set forth in Appendix A to this Award Letter, and the Plan. The Plan and the Provisions contain terms and conditions regarding the payment of these Performance Units, termination of employment, tax withholding, non-solicitation of Company employees and customers, regulatory compliance, and other matters, and I encourage you to read the Provisions carefully.
Please retain these documents in your personal records.
/s/ RICHARD J. BIELEN

Richard J. Bielen
President and Chief Executive Officer of Protective Life Corporation